Exhibit 99.1

AIM ImmunoTech Announces Further Efforts to Establish Clinical Trials Assessing Ampligen as a Potential Protective and Early-Onset Treatment for the Current COVID-19 Pandemic

OCALA, Fla. – March 26, 2020 – AIM ImmunoTech (NYSE American: AIM) today announced that it is actively seeking investigators and sites for clinical testing of Ampligen as a protective prophylaxis and an early-onset treatment for COVID-19, the disease caused by the SARS-CoV-2 coronavirus.

The company is targeting the United States, Europe, Asia and Argentina for its clinical trials and, as necessary steps before clinical trials could begin, the company is in the process of soliciting one or more sites and qualified principal investigators in one or more countries. Protocols for potential clinical trial are in the final stages of development. AIM intends, as a next step, to as rapidly as possible seek Institutional Review Board approvals and governmental authorizations to commence the clinical trials of Ampligen as both a protective prophylaxis and an early-onset therapy.

AIM has reached several significant COVID-19 milestones over the past two months:

●	AIM filed provisional patent applications to secure the company’s intellectual property before seeking domestic and international research partners.
●	Japan’s National Institute of Infectious Diseases (NIID) agreed to experiment with Ampligen as a potential treatment for COVID-19. The testing and research will be conducted by laboratories at the NIID and the University of Tokyo. AIM will report immediately upon receipt of results.
●	AIM engaged ChinaGoAbroad (CGA) to facilitate pre-clinical and clinical trials of Ampligen in the People’s Republic of China (PRC).
●	AIM is in discussions with GP-Pharm in Argentina to advance Ampligen for potential use against COVID-19. Ampligen is an approved drug in Argentina for use against myalgic encephalomyelitis/chronic fatigue syndrome.
●	AIM is in discussions with myTomorrows and Erasmus MC, Rotterdam — where Ampligen was recently used to treat pancreatic cancer patients — to explore expedited pre-clinical and clinical trials of Ampligen.

“Since the first news of the outbreak, our focus and efforts have been devoted to developing Ampligen as an intranasal and oral protective prophylaxis and as an intravenous early-onset treatment for this highly pathogenic coronavirus,” said AIM CEO Thomas K. Equels. “As front-line workers fighting the pandemic around the world know — and as their families know — they are putting their lives on the line every day by working with COVID-19 patients. For example, health care workers account for a reported 13% of cases in Spain. I have a son and a nephew who are doctors, a daughter and a sister who are nurses, three nephews who are EMTs, and one nephew who is a police officer. This fight is personal to me, as it is to countless others around the globe. In the absence of an effective vaccine, the development of early-stage therapies such as Ampligen may be critical both to the health of our front-line workers and to blunt the spread of the pandemic.”

AIM also continues to await results in the six ongoing clinical trials studying the effects of Ampligen on different types of cancers, where steady progress continues to be made. The company will update stockholders and the market as more information on these studies becomes available. To that point, today the company filed a duly executed amendment to its Material Transfer and Research Agreement with Roswell Park Comprehensive Cancer Center, attaching an exhibit showing the clinical trials currently underway or on deck. Cancer patients are especially at risk with COVID-19. We also recognize that all cancer centers, like all medical facilities, must make the pandemic their priority. Therefore, there is the potential for delays in clinical trial enrollment and reporting in ongoing studies in cancer patients as a consequence of the COVID-19 medical emergency.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat immune disorders, viral diseases and multiple types of cancers. AIM’s flagship products include the Argentina-approved drug rintatolimod (trade names Ampligen® or Rintamod®) and the FDA-approved drug Alferon N Injection®. Based on results of published, peer-reviewed pre-clinical studies and clinical trials, AIM believes that Ampligen® may have broad-spectrum anti-viral and anti-cancer properties. Clinical trials of Ampligen® include studies of cancer patients with renal cell carcinoma, malignant melanoma, colorectal cancer, advanced recurrent ovarian cancer and triple negative metastatic breast cancer. These and other potential uses will require additional clinical trials to confirm the safety and effectiveness data necessary to support regulatory approval and additional funding. Rintatolimod is a double-stranded RNA being developed for globally important debilitating diseases and disorders of the immune system.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. These statements involve a number of risks and uncertainties. For example, significant additional testing and trials will be required to determine whether Ampligen will be effective in the treatment of COVID-19 in humans and no assurance can be given that it will be the case. Some of the world’s largest pharmaceutical companies are racing to find a treatment for COVID-19. Even if Ampligen proves effective in combating the virus, no assurance can be given that our actions toward proving this will be given first priority or that, even if Ampligen proves effective, another treatment that eventually proves effective will not make our efforts ultimately unproductive. No assurance can be given that future studies will not result in findings that are different from those reported in studies we are relying on. Operating in foreign countries carries with it a number of risks, including potential difficulties in enforcing intellectual property rights. We cannot assure that our potential foreign operations will not be adversely affected by these risks. With regard to the Company’s activities with Ampligen generally, no assurance can be given as to whether current or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, the Company cannot assure that the clinical studies will be successful or yield any useful data or require additional funding. Any forward-looking statements set forth herein speak only as of the date of this press release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. The information found on our website is not incorporated by reference herein and is included for reference purposes only.

Contacts:

Crescendo Communications, LLC

Phone: 212-671-1021

Email: aim@crescendo-ir.com

AIM ImmunoTech Inc

Phone: 800-778-4042

Email: IR@aimimmuno.com